ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com
EXHIBIT 99.1

NEWS RELEASE

Abraxas Reports Third Quarter 2011 Results

SAN ANTONIO (November 9, 2011) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three and nine months ended September 30, 2011 and provided an operational update.

Financial and Operating Results
Including Abraxas’ equity interest in Blue Eagle’s production, the three months ended September 30, 2011 resulted in:
•	Production of 373.1 MBoe (4,055 Boepd), a 5% increase over Q2 2011, of which 47% was oil or natural gas liquids.

The three months ended September 30, 2011 resulted in:
•	Production of 343.1 MBoe (3,729 Boepd), excluding Abraxas’ equity interest in Blue Eagle’s production, a 10% increase over Q2 2011;
•	Revenue of $18.0 million;
•	EBITDA(a) of $9.6 million;
•	Discretionary cash flow(a) of $8.1 million;
•	Net income of $20.1 million, or $0.22 per share; and
•	Adjusted net income(a) of $3.6 million, or $0.04 per share.

(a)	See reconciliation of non-GAAP financial measures below.

Net income for the quarter ended September 30, 2011 was $20.1 million, or $0.22 per share, compared to net loss of $856,000, or $0.01 per share, for the same period in 2010.  Adjusted net income, excluding unrealized gains on derivative contracts, for the quarter ended September 30, 2011 was $3.6 million, or $0.04 per share, compared to adjusted net loss, excluding unrealized gains on derivative contracts, of $1.2 million, or $0.02 per share, for the same period in 2010.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically period to period.  As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification 815, “Derivatives and Hedging,” as amended and interpreted, and require Abraxas to either record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation.  For example, oil prices on September 30, 2011 were $79.20 per barrel compared to oil prices on June 30, 2011 of $95.42 per barrel; therefore, the mark-to-market valuation changed considerably period to period which resulted in an unrealized gain.  Since September 30, 2011, oil prices have increased significantly and are currently trading above $90 per barrel.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

Operational Update
Rocky Mountain – North Dakota / Montana
•
In various counties in North Dakota and Montana, during the third quarter five gross (0.21 net) non-operated horizontal wells, targeting the Bakken or Three Forks formation, came on-line.  An additional two gross (0.05 net) non-operated horizontal wells are either waiting on a drilling rig or being completed.  Since January 2010, Abraxas has elected to participate in 19 gross (1.00 net) non-operated wells in the Bakken / Three Forks play.

•
In McKenzie County, North Dakota, two gross (0.11 net) non-operated horizontal wells targeting the Mission Canyon have been drilled, completed and production facilities should be completed within the next few weeks.  Early production testing of each of these wells yielded flow rates in excess of 1,000 barrels of oil per day.

•	In Williams County, North Dakota, one gross (0.02 net) non-operated well targeting the Lodgepole recently came on-line.
•
The drilling rig that was purchased in July continues to undergo refurbishment and it is currently anticipated that it will begin drilling on the first multi-well pad site in McKenzie County, North Dakota in the fourth quarter.

Rocky Mountain - Wyoming
•
In Niobrara County, Wyoming, the Prairie Falcon 3H was drilled to a total measured depth of 12,120 feet, including a 4,185 foot lateral, and is currently being completed with a 15-stage fracture stimulation.  In Campbell County, Wyoming, a horizontal well targeting the Turner formation is planned to be drilled in the fourth quarter of 2011 or first quarter of 2012, subject to timing of rig availability.  Abraxas owns a 100% working interest in each of these wells.

South Texas – Eagle Ford
•	At September 30, 2011, Abraxas owned a 41% equity interest in Blue Eagle, a joint venture between Abraxas and Rock Oil Company, LLC.
•
In Atascosa County, Texas, the Grass Farms 1H was drilled to a total measured depth of 13,150 feet, including a 5,400 foot lateral.  The well was recently completed with an 18-stage fracture stimulation and is currently recovering frac fluid as the oil cut continues to increase.  The well is being produced on a restricted choke to avoid formation damage and to minimize gas production.  Blue Eagle owns a 100% working interest in this well.

•	Blue Eagle anticipates drilling one horizontal well on its recently acquired leasehold (2,487 net acres) in northern McMullen County in the fourth quarter.

West Texas
•
In Nolan County, Texas, the Spires 126 3H was recently drilled to a total measured depth of 9,300 feet, including a 2,000 foot lateral, and completed open hole and un-stimulated.  The well recently came on-line and has produced an average of 180 barrels of oil equivalent (80% oil or liquids) during its first 10 days on production.  Abraxas owns a 100% working interest in this well.

•
In Coke County, Texas, the Sadie A #2 was recently drilled to a total vertical depth of 6,425 feet and is currently being completed.  This well targeted the Canyon Sands and Abraxas owns a 100% working interest in this well.

Canada - Pekisko
•
In Alberta, Canada, the Twining 6-11 and the Twining 6-12 were recently completed and placed on production.  A third well, the Twining 15-18, is currently drilling below 7,500 feet towards a total measured depth of 9,800 feet, including a 3,600 foot lateral.  Canadian Abraxas owns a 100% working interest in each of these wells which have targeted the Pekisko formation.

Comments
“During the 3rd quarter, we increased production 5% over the 2nd quarter, including our equity interest in Blue Eagle, and 10%, excluding it.  We also increased revenue 29% year over year in the 3rd quarter as oil prices increased as well as our percentage of oil and natural gas liquids.  We are quite pleased with the production growth and we anticipate similar growth for the foreseeable future.  Our pad development drilling in the Williston Basin should be underway shortly and we look forward to all of the positives that will come from that program,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call
Abraxas invites you to participate in a conference call on Thursday, November 10, 2011, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the contents of this release and respond to questions.  Please dial 1.888.680.0865, passcode 28715362, 10 minutes before the scheduled start time, if you would like to participate in the call.  The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations.  In addition to the audio webcast replay, a transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based oil and gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its oil and gas.  In addition, Abraxas’ future oil and gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission (“SEC”) during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President – Chief Financial Officer
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

FINANCIAL HIGHLIGHT

(UNAUDITED)

(In thousands except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Financial Results:
Revenues	$18,020	$13,969	$49,016	$45,004
EBITDA(a)	9,607	6,524	23,762	21,870
Discretionary cash flow(a)	8,140	3,810	18,417	13,696
Net income (loss)	20,085	(856)	19,003	15,627
Net income (loss) per share – basic	$0.22	$(0.01)	$0.21	$0.21
Adjusted net income (loss)(a)	3,635	(1,188)	5,572	(2,341)
Adjusted net income (loss) per share(a) – basic	$0.04	$(0.02)	$0.06	$(0.03)
Weighted average shares outstanding – basic	91,509	75,972	89,663	75,893

Production:
Crude oil per day (Bopd)	1,663	1,350	1,451	1,366
Natural gas per day (Mcfpd)	11,826	14,879	11,674	15,572
Natural gas liquids per day (Bblpd)	95	45	66	28
Crude oil equivalent per day (Boepd)	3,729	3,875	3,462	3,989
Crude oil equivalent (MBoe)	343.1	356.5	945.1	1,088.9
Crude oil equivalent per day (Boepd)(b)	4,055	3,875	3,858	3,989
Crude oil equivalent (MBoe)(b)	373.1	356.5	1,053.3	1,088.9

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$77.87	$66.20	$75.70	$66.87
Natural gas ($ per Mcf)	5.61	4.69	5.65	4.97
Natural gas liquids ($ per Bbl)	50.20	32.95	50.24	37.56
Crude oil equivalent ($ per Boe)	53.80	41.46	51.73	42.55

Expenses:
Lease operating ($ per Boe)	$16.74	$14.77	$16.26	$13.68
Production taxes (% of oil and gas revenue)	8.8%	9.4%	8.8%	10.2%
General and administrative, excluding stock-based compensation ($ per Boe)	4.75	4.87	5.98	4.79
Cash interest ($ per Boe)	2.53	6.01	3.79	5.93
Depreciation, depletion and amortization ($ per Boe)	12.13	10.72	12.03	11.48

(a)	See reconciliation of non-GAAP financial measures below.
(b)	Includes Abraxas’ equity interest in Blue Eagle’s production.

BALANCE SHEET DATA

(In thousands)	September 30, 2011	December 31, 2010

Cash	$14	$99
Working capital (a)	(19,654)	(5,948)
Property and equipment – net	158,458	117,248
Total assets	213,795	182,909

Long-term debt	101,888	140,940
Stockholders’ equity (deficit)	67,397	(14,976)
Common shares outstanding	92,161	76,428

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities.

ABRAXAS PETROLEUM CORPORATION

STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Oil and gas production revenues	$17,665	$13,709	$48,165	$44,218
Rig revenues	354	259	846	779
Other	1	1	5	7
	18,020	13,969	49,016	45,004
Operating costs and expenses:
Lease operating	5,742	5,266	15,364	14,893
Production taxes	1,549	1,292	4,229	4,519
Depreciation, depletion, and amortization	4,161	3,821	11,371	12,495
Rig operations	282	223	733	613
General and administrative (including stock-based compensation of $430, $358, $1,499 and $1,205)	2,061	2,094	7,153	6,426
	13,795	12,696	38,850	38,946
Operating income	4,225	1,273	10,166	6,058

Other (income) expense:
Interest income	(2)	(2)	(6)	(6)
Interest expense	983	2,271	3,924	6,857
Amortization of deferred financing fees	245	515	1,515	1,837
Loss (gain) on derivative contracts (unrealized of $(16,450), $(332), $(13,431) and $(17,968))	(16,641)	(831)	(12,394)	(18,358)
Equity in (income) loss of joint venture	(546)	237	(2,064)	237
Other	101	(61)	188	(136)
	(15,860)	2,129	(8,837)	(9,569)
Net income (loss)	$20,085	$(856)	$19,003	$15,627

Net income (loss) per common share - basic	$0.22	$(0.01)	$0.21	$0.21
Net income (loss) per common share - diluted	$0.21	$(0.01)	$0.21	$0.20

Weighted average shares outstanding:
Basic	91,509	75,972	89,663	75,893
Diluted	93,616	75,972	92,160	77,119

ABRAXAS PETROLEUM CORPORATION

 RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements.  Discretionary cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' discretionary cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  As discretionary cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the discretionary cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies.  Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to discretionary cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Discretionary cash flow is defined as operating income plus depreciation, depletion and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) less cash interest. The following table provides a reconciliation of discretionary cash flow to operating income for the periods presented.

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating income	$4,225	$1,273	$10,166	$6,058
Depreciation, depletion and amortization	4,161	3,821	11,371	12,495
Stock-based compensation	430	358	1,499	1,205
Realized gain (loss) on derivative contracts	191	499	(1,037)	390
Cash interest	(867)	(2,141)	(3,582)	(6,452)
Discretionary cash flow	$8,140	$3,810	$18,417	$13,696

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization expenses, deferred income taxes and other non-cash items.  The following table provides a reconciliation of EBITDA to operating income for the periods presented – see consolidated statements of operations for a reconciliation of net income (loss) to operating income.

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating income	$4,225	$1,273	$10,166	$6,058
Depreciation, depletion and amortization	4,161	3,821	11,371	12,495
Stock-based compensation	430	358	1,499	1,205
Realized gain (loss) on derivative contracts(a)	791	1,072	726	2,112
EBITDA	$9,607	$6,524	$23,762	$21,870

(a)	Excludes realized gain (loss) associated with interest rate derivative contract.

 This release also includes a discussion of “adjusted net income (loss), excluding certain non-cash items,” which is a non-GAAP financial measure as defined under SEC rules.  The following table provides a reconciliation of adjusted net income (loss), excluding change in unrealized derivative contracts, to net income (loss) for the periods presented.  Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items.

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income (loss)	$20,085	$(856)	$19,003	$15,627
Loss (gain) on unrealized derivative contracts	(16,450)	(332)	(13,431)	(17,968)
Adjusted net income (loss), excluding certain non-cash items	$3,635	$(1,188)	$5,572	$(2,341)
Net income (loss) per share – basic	$0.22	$(0.01)	$0.21	$0.21
Adjusted net income (loss), excluding certain non-cash items, per share – basic	$0.04	$(0.02)	$0.06	$(0.03)